                                                                     EXHIBIT 3.5

                           FIRST AMENDED AND RESTATED
                                     BYLAWS
                                       OF
                                VIEWLOCITY, INC.

                             (A GEORGIA CORPORATION)

SECTION 1: NAME AND LOCATION

    1.1 Name. The name of this corporation (the "Corporation") shall be changed from SynQuest, Inc. to Viewlocity, Inc.

    1.2 Principal Office. The Corporation will at all times maintain a registered office in the state of Georgia and a registered agent at that office. The principal office of the Corporation (which shall also be the initial registered office) shall be in Fulton County at 3475 Piedmont Road, Suite 1700, Atlanta, Georgia 30305.

    1.3 Place of Business. The Corporation may also have offices at such other places both within and without the State of Georgia as the board of directors of the Corporation (the "Board of Directors") may from time to time determine or the business of the Corporation may require.

SECTION 2: ARTICLES OF INCORPORATION

    The purposes of the Corporation shall be as set forth in the Articles of Incorporation. These Bylaws, the powers of the Corporation and of its Directors and shareholders ("Shareholders"), or of any class of Shareholders if there shall be more than one class of stock, and all matters concerning the conduct and regulation of the business and affairs of the Corporation shall be subject to such provisions in regard thereto, if any, as are set forth in the Articles of Incorporation, as the same may be amended from time to time.

SECTION 3: CORPORATE SEAL

    The seal of the Corporation shall be in such form as the Board of Directors may from time to time determine. In the event it is inconvenient to use such a seal at any time, the signature of the Corporation followed by the word "Seal" enclosed in parentheses or scroll shall be deemed the seal of the Corporation. The seal shall be in the custody of the Secretary and affixed by him or by his assistants on the certificates of stock and other appropriate papers.

SECTION 4: FISCAL YEAR

    The fiscal year of the Corporation shall be from January 1 to December
31 of each year, except as from time to time otherwise provided by the Board of Directors.

SECTION 5: CAPITAL STOCK

    5.1 Amount. The amount of authorized capital stock of the Corporation, with or without par value, shall be as is set forth in the Articles of Incorporation, as the same may be amended from time to time.

    5.2 Division into Classes. If the capital stock is divided into one or more classes, the description of such classes, including the terms upon which they are created, and the voting rights of each class shall be as set forth in the Articles of Incorporation, as the same may be amended from time to time.

    5.3 Stock Certificate. Each Shareholder shall be entitled to a certificate stating the number and the class and the designation of the series, if any, of the shares held by him, in such form as shall, in conformity to law, be prescribed from time to time by the Board of Directors. Such certificate shall be signed by the Chairman of the Board, the Chief Executive Officer, the Chief Operating Officer, the President or a Vice-President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, and may be sealed with the seal of the Corporation or a facsimile thereof. Any or all of the signatures on the certificate may be a facsimile. In case any officer who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the time of its issue.

    5.4 Transfer of Shares of Stock. Transfers of stock shall be made only in the manner prescribed by law. Only persons registered on the books of the Corporation as the owners of shares and their personal representatives shall be entitled to receive dividends and to vote as such owners; and furthermore, the Corporation, for the purposes of levying calls and assessments, may treat such persons so registered on its books as the owners of the shares registered in their names. Upon delivery and surrender to the Corporation of a stock certificate endorsed as by law required to transfer title, or accompanied by a written assignment or power of attorney to sell, assign or transfer the same or the shares represented thereby, properly executed, the Secretary shall, subject to any valid restrictions on transfer, register the transferee as the owner of the shares so transferred.

    5.5 Record Date. The Board of Directors may in advance fix a date not more than seventy days (or such other longer period as may be permitted by law hereafter) preceding the date of any meeting of Shareholders or the date for the payment of any dividend or the making of any distribution to Shareholders, or the last day on which the consent or dissent of Shareholders may be effectively expressed for any purpose, as the record date for determining the Shareholders having the right to notice of and to vote at such meeting, and any adjournment thereof, or the right to receive such dividend or distribution or the right to give such consent or dissent. In such case only Shareholders of record on such date shall have such right, notwithstanding any transfer of stock on the books of the Corporation after the record date.

    5.6 Loss of Certificates. In the event of the loss or destruction of any certificates of stock issued by the Corporation, the owner thereof shall be entitled to have a new certificate of the same number of shares of stock issued in lieu of said certificate so lost or destroyed, upon satisfactory proof of ownership and upon the giving of such bond or security to the Corporation to indemnify it against any loss, cost, damage or expense which may accrue to it by reason of the issue of said certificate in lieu of the certificate so lost or destroyed, as the Directors may deem necessary or convenient.

    5.7 Transfer Agent and Registrar. The Board of Directors may from time to time appoint one or more transfer agents for any class or classes of stock; to provide that stock certificates shall not be valid unless countersigned by such transfer agent(s) and to give such transfer agent(s) such powers and authority as may from time to time be deemed by the Board of Directors necessary or advisable.

SECTION 6: SHAREHOLDERS

    6.1 Voting and Proxies. Shareholders entitled to vote may vote either in person or by written proxy at all meetings, provided that such proxies are valid under applicable law.

    6.2 Annual and Special Meetings. A meeting of the Shareholders of the Corporation shall be held annually for the election of Directors and the transaction of such other business as may come before the meeting. The annual meeting shall be held at the principal office of the Corporation, at any place of business of the Corporation, at the office of the Corporation's legal counsel, or at such other place within or without the State of Georgia as the Board of Directors may designate, on such dates as the Board of Directors may determine. Special meetings of the Shareholders shall be called and notice thereby shall be given by the President, the Secretary, or the holders of not less than one-tenth of any class of shares entitled to vote at the meeting.

    6.3 Notice. Notice of the place, day and hour of the annual and of each special meeting of the Shareholders shall be given in accordance with law.

    6.4 Quorum. At any meeting of the Shareholders, a quorum shall consist of a majority in interest of all stock issued and outstanding and entitled to vote at the meeting; except that if two or more classes or series of stock are entitled to vote as separate classes or series, then in the case of each such class or series a quorum shall consist of a majority in interest of all stock of that class or series issued and outstanding; except when a larger quorum is required by law, by the Articles of Incorporation or by these Bylaws. Stock owned directly or indirectly by the Corporation, if any, shall not be deemed outstanding for this purpose nor shall any such shares be voted. Nothing contained herein shall be construed as limiting the right of the Corporation to vote stock, including but not limited to its own stock, held in a fiduciary capacity. Any meeting may be adjourned from time to time by a majority of the shares entitled to vote and present in person or by proxy, whether or not a quorum is present and the meeting may be held as adjourned without further notice. Directors shall, except as otherwise required by law or by the Bylaws or Articles of Incorporation be elected by a plurality of the votes cast at a meeting of Shareholders by the holders of shares entitled to vote in the election. Action on any other matter by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the Articles of Incorporation, a Bylaw adopted by the Shareholders under Section 14-2-1021 of the Georgia Business Corporation Code, or applicable law requires a greater number of affirmative votes.

    6.5 Action Without a Meeting. Any action required or permitted to be taken at a meeting of Shareholders by these Bylaws, may be taken without a meeting if all of the Shareholders entitled to vote thereon consent to such action in writing. Whenever action is taken pursuant to this section, the written consents of the Shareholders consenting to such actions shall be filed with the minutes of the meetings of the Shareholders.

SECTION 7: BOARD OF DIRECTORS

    7.1 Number. The Board of Directors shall be composed of seven (7) Directors or such other number as may be fixed by a majority of the entire Board from time to time.

    7.2 Tenure. After the initial appointment of Directors as set forth in the Articles of Incorporation, Directors shall be elected at each annual meeting of the Shareholders and shall serve for a term of one year and until their successors are elected or until their earlier death, resignation, removal, ineligibility or disqualification. Despite the expiration of a Director's term he shall continue to serve until his successor is elected and qualifies or until there is a decrease in the number of Directors, or unless he is removed under
Section 7.3 below.

    7.3 Removal. Any Director may be removed with or without cause by the Shareholders at any time, or by the Directors with cause at any time, except that any director who is elected by any class or series of shares which vote as a class may be removed only by the applicable vote of the holders of such shares, voting as a class. A director may be removed by the Shareholders only at a meeting called for the purpose of removing him and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the Director.

    7.4 Resignations. Any Director may resign his office at any time, such resignation to be made in writing, delivered to the Board of Directors, its Chairman or to the Corporation and to take effect from the time of its delivery, unless some other but later time be fixed in the resignation, and then from that time. The acceptance of a resignation shall not be required to make such resignation effective.

    7.5 Vacancies. The Directors may fill the place of any Director which may become vacant prior to the expiration of his term, such appointment by the Directors to continue until the expiration of the term of the Director whose place has become vacant, or may fill any directorship created by reason of an increase in the number of Directors, such appointment by the Directors to continue for a term of office until the next election of Directors by the Shareholders and until the election of the successor.

    7.6 Powers. Except as reserved to the Shareholders, by law, by the Articles of Incorporation or by these Bylaws, the business of the Corporation shall be managed by the Board of Directors, who shall have and may exercise all the powers of the Corporation.

    7.7 Committees. The Board of Directors may, by vote of majority of the Directors then in office, elect from their number an executive committee and other committees and delegate to such committees, some or all of the powers of the Directors, except those powers which by law, by the Articles of Incorporation or by these Bylaws they are prohibited from delegating. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or such rules, its business shall be conducted as nearly as may be in the same manner as is provided by these Bylaws for the conduct of business by the Board of Directors. Notwithstanding anything to the contrary herein, committees established by the Board shall not have the power: (1) to approve or propose to Shareholders action that is required by the Code or these Bylaws to be approved by Shareholders (including, but not limited to, fundamental corporate changes such as merger, share exchange, dissolution and asset sales); (2) to fill vacancies on the Board of Directors or any of its committees; (3) to amend the Articles of Incorporation or these Bylaws; or (4) to approve a plan of merger not requiring shareholder approval.

    7.8 Regular and Special Meetings. The annual meeting, regular and special meetings of the Board of Directors for the election of officers and/or the transaction of such other business as may come before the Board of Directors shall be held at such place, within or without the State of Georgia, as may be determined by the Board of Directors. The annual meeting shall be held as soon as is convenient after the meeting of the Shareholders at which the Board of Directors is elected and after each annual meeting of the Shareholders.

    7.9 Meetings by Telephone Conference Call. Meetings of the Board of Directors may be held by telephone conference call in accordance with the provisions of law.

    7.10 Action Without a Meeting. Any action which may be taken or is required to be taken at a meeting of the Board of Directors may be taken without a meeting if a consent in writing, setting forth the action to be taken, shall be signed before or after such action by all of the Directors.

    7.11 Meetings of the Board; Notice of Meetings; Waiver of Notice. The Board of Directors may by resolution provide for the time and place of regular meetings and no notice of such regular meetings need be given. Special meetings of the Board of Directors may be called by the Chief Executive Officer or by any two directors unless the Board consists of one director, in which case special meetings may be called by the sole director. Written notice of the time and place of such meetings shall be given to each director by first class mail, air mail, telephone, telegraph, telecopy or in person at least two (2) days before the meeting. Any director may execute a waiver of notice, either before or after any meeting, and shall be deemed to have waived notice if he is present at such meeting. Neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be stated in the notice or waiver of notice of such meeting. Any meeting may be held at any place within or without the State of Delaware.

    7.12 QUORUM AND VOTING REQUIREMENTS. (a) A majority of the number of Directors then holding office shall constitute a quorum for the transaction of business. The act of the majority of Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the act of a greater number is required by the Articles of Incorporation or these Bylaws.

(b)(i)Notwithstanding the terms of Section 7.12(a) above, the following shall be required to approve of a Distribution Triggering Transaction (as defined below):
(i) a majority of the number of Directors then holding office, and (ii) a majority of the number of the Unaffiliated Directors (as defined below) then holding office.

(ii) "UNAFFILIATED DIRECTOR" shall mean a director of the Corporation that is not a director, officer, affiliate or general partner of a holder of the Corporation's Series A Preferred Stock. For purposes of this Agreement, the term "affiliate" shall have the meaning ascribed to such term in Rule 144(a)(1) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

(iii) Article V, Section (c)(2) of the Articles of Incorporation provides for certain distributions to the holders of the Corporation's then outstanding Series A Preferred Stock and Common Stock upon (1) any voluntary or involuntary liquidation, dissolution or winding up of Viewlocity, (2) any merger or consolidation in which Viewlocity is a constituent party (except any such merger or consolidation involving Viewlocity in which the holders of capital stock of Viewlocity immediately prior to such merger or consolidation continue to hold following such merger or consolidation at least fifty percent (50%) by voting power of the capital stock of (a) the surviving or resulting corporation or (b) if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such resulting or surviving corporation, (3) the sale, conveyance, mortgage, pledge, or lease of all or substantially all of the assets of Viewlocity or (4) any transaction or series of transactions requiring approval of the board of director of Viewlocity in which a majority of the voting capital of Viewlocity is transferred (except for a Qualified Public Offering, as defined in the Articles of Incorporation). The type of transaction that would result in a distribution on the Corporation's Series A Preferred

Stock and Common Stock under Article V, Section (c)(2) of the Articles of Incorporation is referred to herein as a "DISTRIBUTION TRIGGERING TRANSACTION"; provided that in the event Article V, Section (c)(2) of the Articles of Incorporation is amended after the date hereof to in any way change the types of transactions that would result in a distribution under such section, the term "Distribution Triggering Transaction" as used herein shall be deemed to mean the types of transactions that would result in a distribution under Article V, Section (c)(2) as so amended from time to time.

SECTION 8: OFFICERS AND AGENTS

    8.1 Enumeration; Qualification. The officers of the Corporation shall be a Chief Executive Officer, a Chief Operating Officer, a President, a Treasurer, a Secretary, and such other officers, including a Chairman of the Board of Directors, Vice-Presidents, Assistant Treasurers and Assistant Secretaries, as the Directors from time to time may, in their discretion, elect or appoint. The Corporation may also have such agents, if any, as the Directors from time to time may, in their discretion, appoint. Any officer may be but need not be a Director or Shareholder. Any two or more offices may be held by the same person. Any officer may be required by the Directors to give bond for the faithful performance of his duties to the Corporation in such amount and with such sureties as the Directors may determine.

    8.2 Powers. Subject to the law, the Articles of Incorporation and the other provisions of these Bylaws, each officer shall have, in addition to the duties and powers herein set forth, such duties and powers as the Directors may from time to time designate.

    8.3 Election. The Chief Executive Officer, the Chief Operating Officer, the President, the Treasurer and the Secretary shall be elected annually by the Directors at their first meeting following the annual meeting of the Shareholders, unless a vacancy occurs, in which event such vacancy may be filled at any time by the Directors. Other officers, if any, may be elected or appointed by the Directors at said meeting or at any other time.

    8.4 Tenure. The Chief Executive Officer, the Chief Operating Officer, the President, the Treasurer, and the Secretary shall hold office until the first meeting of the Directors following the next annual meeting of the Shareholders and until their respective successors are chosen and qualified, and each other officer shall hold office until the first meeting of the Directors following the next annual meeting of the Shareholders, unless a shorter period shall have been specified by the terms of his election or appointment, or in each case until his earlier death, resignation, removal or disqualification. Each agent shall retain his authority at the pleasure of the Directors.

    8.5 Chairman. The Chairman of the Board of Directors shall preside at all meetings of the Directors.

    8.6 Chief Executive Officer, Chief Operating Officer, President and Vice-Presidents. The Chief Executive Officer shall report to the Board of Directors and, subject to the control of the Directors, shall have general charge and supervision of the business of the Corporation. The Chief Operating Officer of the Corporation shall also be the President and shall report to the Chief Executive Officer. Subject to the provisions of the Articles of Incorporation, the Georgia Business Corporation Code and any agreements between the Corporation and the Chief Executive Officer and the Chief Operating Officer, the Board of Directors shall fix the specific duties, responsibilities and authority of the Chief Executive Officer and the Chief Executive Officer shall fix the specific duties and responsibilities and authority of the Chief Operating Officer and President.

    8.7 Treasurer and Assistant Treasurer. The Treasurer shall be the chief financial and accounting officer of the Corporation and shall be in charge of its funds and valuable papers, books of account and accounting records, and shall have such other duties and powers as may be designated from time to time by the Directors or by the President. Any Assistant Treasurers shall have such duties and powers as shall be designated from time to time by the Directors.

    8.8 Secretary and Assistant Secretary. The Secretary shall record all proceedings of the Shareholders in a book or series of books to be kept therefore, which book or books shall be kept at the principal office of the Corporation, at the office of its transfer agent or of its Secretary, or at the office of its legal counsel, and shall be open at all reasonable times to the inspection of any shareholder. In the absence of the Secretary from any meeting of the Shareholders, an Assistant Secretary, or, if there be none or he is absent, a temporary Secretary chosen at the meeting, shall record the proceedings thereof in the aforesaid book. Unless a transfer agent has been appointed, the Secretary shall keep or cause to be kept the stock and transfer records of the Corporation, which shall contain the names and record addresses of all Shareholders and the amount of stock held by each. The Secretary shall keep a true record of the proceedings of all meetings of the Directors and, in his absence from any such meeting, an Assistant Secretary, or, if there be none or he is absent, a temporary Secretary chosen at the meeting, shall record the proceedings thereof. The Secretary shall be responsible for authenticating the records of the Corporation. Any Assistant Secretary shall have such duties and powers as shall be designated from time to time by the Directors.

    8.9 Resignations. Any officer may resign at any time by delivering his resignation in writing to the Corporation. Such resignation shall be effective when the notice is delivered unless specified to be effective at some other later time, at which date it shall become effective. The acceptance of a resignation shall not be required to make it effective.

SECTION 9: INDEMNIFICATION

    9.1    Construction and Intent. It is the intent of the provisions of this
Section 9 that the Corporation grant to its officers and Directors indemnification to the fullest extent permitted by law. In the event of any ambiguity, the following provisions shall be construed as liberally as possible, in order that the Directors and officers of the Corporation may be so indemnified to the maximum extent permitted by law.

    9.2 Basic Provisions. Each person who is or was a Director or officer of the Corporation, and each person who is or was a Director or officer of the Corporation and who at the request of the Corporation is serving or has served as an officer, director, partner, joint venturer or trustee of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified by the Corporation against those expenses (including attorneys' fees), judgments, fines and amounts paid in settlement which are allowed to be paid or reimbursed by the Corporation under the laws of the State of Georgia and which are actually and reasonably incurred in connection with any action, suit, or proceeding, pending or threatened, whether civil, criminal, administrative or investigative, in which such person may be involved by reason of his being or having been a director or officer of this Corporation or of such other enterprises. Such indemnification shall be made only in accordance with the laws of the State of Georgia and subject to the conditions prescribed therein.

    In any instance where the laws of the State of Georgia permit indemnification to be provided to persons who are or have been an officer or Director of the Corporation or who are or have been an officer, director, partner, joint venturer or trustee of any such other enterprise only on a determination that certain specified standards of conduct have been met, upon application for indemnification by any such person, the Corporation shall promptly cause such determination to be made. If the determination is to be made by a vote of the Shareholders, shares owned by or voted under the control of Directors who are at the time parties to the proceeding may not be voted on the determination.

    As a condition to any such right of indemnification, the Corporation may require that it be permitted to participate in the defense of any such action or proceeding through legal counsel designated by the Corporation and at the expense of the Corporation.

    The Corporation may purchase and maintain insurance on behalf of any such persons whether or not the Corporation would have the power to indemnify such officers and directors against any liability under the laws of the State of Georgia. If any expenses or other amounts are paid by way of indemnification, other than by court order, action by Shareholders or by an insurance carrier, the Corporation shall provide notice of such payment to the Shareholders in accordance with the provisions of the laws of the State of Georgia.

SECTION 10: EXECUTION OF PAPERS

    Unless in a particular case the Directors may also authorize others to do so, all contracts, mortgages, leases, deeds, transfer and other conveyances of the real or personal property of the Corporation, all promissory notes, acceptances, checks, drafts, orders or other obligations of the Corporation for the payment of money, all bonds, licenses, returns, reports, applications, and all other instruments or writings of any nature, shall be signed, executed, acknowledged, and delivered for and on behalf of the Corporation by the Chief Executive Officer, the Chief Operating Officer, the President, any Vice-President or the Treasurer.

SECTION 11: AMENDMENTS

    Unless otherwise provided in the Articles of Incorporation, these Bylaws may be amended by majority vote of the Board of Directors of the Corporation or by majority vote of the Shareholders, provided that the Shareholders may provide by resolution that any Bylaw provision repealed, amended, adopted or altered by them may not be repealed, amended, adopted or altered by the Board of Directors.